EXHIBIT 99.2
OrthoLogic Corp.
3Q05 Earnings Conference Call
October 25, 2005
4:30pm ET
Operator
Good day everyone, and thank you for joining this OrthoLogic third quarter earnings results conference call. Today’s call is being recorded. For opening remarks and introductions, I would like to turn the conference over to Ms. Melanie Friedman of Stern Investor Relations.
Melanie Friedman — OrthoLogic Corp. — Stern, IR
Good afternoon. Today on this call from OrthoLogic are James Pusey, President and Chief Executive Officer, Jim Ryaby, Senior Vice President and Chief Scientific Officer, and Sherry Sturman, Senior Vice President and Chief Financial Officer.
During today’s call, Sherry will review our financials for the third quarter and our 2005 2005 guidance. Jim will follow will a review of our clinical programs, James will then wrap up with the highlights of the quarter, and then we will take your questions.
Before we begin, I would like to remind you that when we discuss our future expectations, plans, and prospects, our point of reference is how we as a Company think, expect, or believe the future will look based on information available today. No one can predict the future. There are risks that could cause the Company’s actual results to differ materially from these statements. You may review a list and description of these lists in the reports we file periodically with the Securities and Exchange Commission.
I will now turn the call over to Sherry.
Sherry Sturman — OrthoLogic Corp. — SVP, CFO
Thank you, Melanie. I will provide a brief overview of the third quarter starting with the statement of operations ending September 30, 2005. General and administrative expenses were $1 million during the third quarter, compared to $1.2 million in the third quarter 2004. The decrease in administrative expenses from the prior year’s spending is due to the asset acquisition of Chrysalis in the third quarter 2004.
As a reminder, Chrysalis is the company we acquired whose main asset was Chrysalin, our lead compound. Research and development expenses were $7.2 million in the third quarter 2005, compared to $4.8 million during the third quarter the prior year. The increase in spending is directly related to the additional trial costs from the phase 2b trial. The third quarter 2004 includes the $25.8 million of in-process R&D expense, related to the CBI acquisition.
Operating expenses for third quarter were $8.3 million, compared to operating expenses of $31.8 million for the same quarter of the prior year. Which also included the $25.8 million charge for the CBI asset acquisition during the third quarter of 2004. In the third quarter of 2005, our net loss was $7.6 million, or $0.20 per share, compared to $29.4 million, or $0.80 per share in the third quarter last year. At the end of third quarter, we were on-track to end 2005 within the guidance previously provided for the year.
We have total cash, cash equivalents, and marketable securities of $83.5 million as of September 30th, 2005. We utilized $7.6 million of our cash resources during the third quarter of 2005. We anticipated utilizing a total of approximately $29 million of our cash resources during this fiscal year, which will be offset by the $7 million escrow receivable, which is due to us in November. We will provide financial guidance for 2006 at our fourth quarter conference call in January of 2006.
I will now turn the call over to Jim, who will provide an update on our clinical trials and research program.
Jim Ryaby — OrthoLogic Corp. — SVP, CSO
Thanks, Sherry. Our late-stage Chrysalin development programs in fracture repair and diabetic ulcers continue to progress, and I will discuss those trials in detail today. I will also briefly highlight our preclinical programs. Our lead indication for Chrysalin in accelerated fracture repair, addresses a large underserved market. There are six million fractures in the U.S. per year. The ability to heel fractures more quickly has implications for hospitals, physicians, and patients alike. We are diligently working to advance Chrysalin in fracture repair, with late-stage trials in distal radius or wrist fractures.
As we stated on the second quarter conference call, we completed enrollment of our Phase 3 study of Chrysalin in wrist fractures in the second quarter of this year. We expect to collect data throughout the rest of 2005, and announce the results in the first half of 2006. To review the Phase 3 trial design, the study was a prospective randomized double blind placebo-controlled clinical trial, in patients with displaced and/or unstable distal radius fractures, treated with intra-focal pinning, or external fixation. The trial enrolled a total of 503 patients in 27 active U.S. centers, who received either a single percutaneous injection of Chrysalin at 10 micrograms, or placebo control.
Patients will be followed through preop, surgery and postop, at one to eight weeks on a weekly basis, and then at weeks 10, 12, 26, and 52. The primary endpoint is the time to removal of immobilization, and the secondary end points are radiographic evaluation of healing, range of motion, grip strength, and the patient-rated wrist evaluation outcome instrument. We are also conducting a Phase 2b trial on distal radius fractures that will explore the lower dose range of Chrysalin compared to placebo. Enrollment is on-going in this study with a target enrollment of 500 subjects, in approximately 60 sites in the U.S. and Canada. This is more than twice the number of sites in the Phase 3 study.
To date, we are actively enrolling for more than 45 sites, with all sites planned to be enrolling by the end of this year. Patients will receive a single injection of Chrysalin at either 1, 3, 10, or 30 micrograms, compared to placebo control, and will be followed at the same time points described for patients in the Phase 3 study, with the same follow-up increments. On our fourth quarter earnings call, we intend to communicate our forecast for the timing of full enrollment in this 500-patient Phase 2b study.
Now I will move on to our next major program in diabetic foot ulcers. Diabetes has an enormous prevalence in the United States, with upwards of 18 million patients. Despite advances in wound care, diabetic foot ulcers remain an area of critical unmet medical need. They affect 850,000 patients per year with various consequences, and the cost of foot ulcer therapy can be very high.
We are exploring the potential of Chrysalin as a treatment for diabetic foot ulcers, and have found excellent proof of principal results in our phase 1-2 clinical trial. In particular, we found significant effects in the foot ulcer sub-population of 35 patients. This randomized double blind placebo-controlled study enrolled 60 patients in 4 centers. Patients were given twice weekly topical applications of either placebo saline, 1 microgram of Chrysalin, or 10 micrograms of Chrysalin, and all patients received standard of care, including off-loading. From the safety perspective there were no adverse events related to study agent in this study.
In the foot ulcer sub-population the data showed increased 20-week total percentage of closure, of 72% in Chrysalin-treated patients, compared to 33% for patients who received placebo, with a statistically significant P value of 0.05. The meeting in time to closure was significantly decreased by 50% with a P value of 0.03. The linear rate of wound closure nearly doubled, showing a statistically significant increase of 82% in the Chrysalin-treated group compared to the placebo group. Given the statistical significance in dose response trend, these study results are promising, and our next step in this program will be the development of the Phase 2 dosing and efficacy protocol. Implementation will depend on the continued successful development of our gel formulation, and the submission of an amendment to our active IND for this indication.
Now I would like to briefly highlight some of our preclinical programs, starting with cartilage defect repair. This is a first-to-market opportunity, and we have already seen positive cartilage defect repair in animals using Chrysalin. We have a sustained release microsphere formulation in development, and we are currently preparing an IND application for this indication.
From our cardiovascular research, we have seen positive preclinical animal studies including the use of Chrysalin in both rabbit and pig models of myocardial ischemia, where we demonstrated Chrysalin’s potential benefit for a myocardial revascularization indication. We look forward to advancing these preclinical candidates forward.
Now I will turn the call over the James to make his concluding remarks.
James Pusey — OrthoLogic Corp. — President, CEO
Thank you, Jim. Well, as you can see everyone, we are focused here on advancing our lead late-stage programs, and transforming OrthoLogic into a commercialized biotechnology drug development company.

To prepare for the commercialization of Chrysalin, and further strategic development of OrthoLogic as a Company, we have hired Dana Shinbaum to a Vice President position in Business Development. Dana will be responsible for identifying, evaluating, and negotiating potential end license opportunities, as well as functional, geographic, or therapeutic collaborations with drug developments, and eventually marketing partners. Dana has extensive experience in business development through his positions at Savient Pharmaceuticals, where as a Vice President, he was involved in creating and developing new business opportunities, leading global project teams, and managing product launches.
Most notably, he played an integral part in Savient’s acquisition of U.K.-based Rosemont Pharmaceuticals Ltd., and the divestiture of Savient’s global biologics business. Through this and other professional experiences, Dana has proven his ability to identify and execute strategic business opportunities. We look forward to utilizing his expertise, as we advance the development and commercialization of OrthoLogic.
We continue to be encouraged by the recent positive preclinical data we have seen for Chrysalin. In September we announced the findings from a study in the on-line version of the Journal of Cellular Physiology, which showed that Chrysalin enhances neo-vascularization, or the growth of new blood vessels that have already sprouted, which can be an advantage, for both bone and tissue repair. Chrysalin stimulated new blood vessel sprouts, to grow as much or more than other potent blood vessel growth stimulator, vascular endothelial growth factor, or more commonly known as VEGF.
In addition and in contrast to Chrysalin, fully intact thrombin had had no effect or even inhibited the growth of blood vessel sprouts, suggesting that Chrysalin acts through a non-proteolytic receptor pathway. This study therefore provides further support for our Chrysalin clinical development program, currently underway in fracture repair and diabetic foot ulcer healing.
Before I conclude, I would like to highlight our progress against our goals for the year. We have completed patient enrollment for the Phase 3 fracture repair trial, with the results expected during the first half of 2006. We are also finalizing the gel and controlled-release forms of Chrysalin, to ensure that patients will receive the drug in the most effective manner for the accelerated fracture repair, diabetic foot ulcer, and cartilage defect repair indications. Overall we see great potential for therapeutic peptides.
Our strategy encompasses the identification, development, and successful delivery of such novel compounds. Chrysalin is at the forefront of our strategy, with late stage trials in fracture repair and diabetic foot ulcers. We look forward to updating you on our progress on future calls, and we will now take your questions.
Over to the operator.

QUESTION AND ANSWER
Operator
Thank you. [OPERATOR INSTRUCTIONS]
Our first question comes from William Plovanic with First Albany Capital.
Brian for Bill Plovanic — First Albany — Analyst
It’s Brian for Bill.
James Pusey — OrthoLogic Corp. — President, CEO
Hi there, Brian.
Brian for Bill Plovanic — First Albany — Analyst
How are you?
James Pusey — OrthoLogic Corp. — President, CEO
Good. Thank you.
Brian for Bill Plovanic — First Albany — Analyst
I have a question regarding, first off, papers and publications. Do you have any upcoming publications that we should be on the lookout?
James Pusey — OrthoLogic Corp. — President, CEO
I’m going to hand that question over to Jim, but while he’s answering, obviously it’s difficult. We have submitted papers, but until we get a definitive response from the peer review journal, it’s difficult for to us commit exactly when those papers will be published, but over to Jim.
Jim Ryaby — OrthoLogic Corp. — SVP, CSO
Yes, I mean, I can only reiterate what James said, Brian. Clearly we have a few manuscripts that are submitted now for publication and peer reviewed journals, and we will also — we have abstracts that have been submitted for presentation at scientific conferences. So clearly once those are accepted for presentation, we will update you as to what meeting that is, and the timing of the meeting.
Brian for Bill Plovanic — First Albany — Analyst
Okay. In terms of filling out other positions, you hired Dana. Are there any other positions that you see that need to be filled out, or are you pretty much at a full slate right now?
James Pusey — OrthoLogic Corp. — President, CEO
Well, I think what we have here is a developing — as we said earlier in the call, biotechnology, fully functional biotechnology company. We’re always looking at that the structure, we’re always looking at the function that we have.

As the Company gets more complex, I think it would be, you know, it would be inappropriate for me to say, that we’re not going to add any more positions. But we certainly are not planning a massive expansion, based upon where we are at the moment. Everything is on-track, we are delivering on our 2005 goals, and we’re very comfortable from that point of view as a team. Not too comfortable, but comfortable enough.
Brian for Bill Plovanic — First Albany — Analyst
Okay. And, Sherry, can you remind me if you had given guidance for cash use next year?
Sherry Sturman — OrthoLogic Corp. — SVP, CFO
No, what I said, Brian, was that we will be updating after the fourth quarter when we have the conference call, we will be giving both financial and cash projections at that time.
Brian for Bill Plovanic — First Albany — Analyst
Okay. Great. I’ll jump back into queue. Thanks.
Sherry Sturman — OrthoLogic Corp. — SVP, CFO
Thank you.
Operator
Our next question comes from Eric Miller with heart land advisors.
Eric Miller — Heartland Advisors — Analyst
Hi, James, Jim, and Sherry. On the 2005 goals and just refresh my memory, you had, one of those, again, was getting the final formulation, the gel formulation.
James Pusey — OrthoLogic Corp. — President, CEO
That’s correct, yes.
Eric Miller — Heartland Advisors — Analyst
Okay. So you’re very comfortable that’s certainly going to be a by year-end event?
James Pusey — OrthoLogic Corp. — President, CEO
We are on-track at the moment.
Eric Miller — Heartland Advisors — Analyst
How about on the — was it also a goal to initiate an IND on the cartilage, or was that —?
James Pusey — OrthoLogic Corp. — President, CEO
The goal for IND was to pull together all of the elements of the cartilage defect repair IND. Once we have done that, and again, we are on track to do that, obviously that’s an asset that we have to decide what we’re going to do with that asset, and we’ve not yet announced that.

Just to put things in perspective for everyone clearly we’ve announced what we’re going to do with diabetic foot ulcers.
Eric Miller — Heartland Advisors — Analyst
Okay. In the release, you stated that you expect the enrollment for the Phase 2b to be faster than the Phase 3.
James Pusey — OrthoLogic Corp. — President, CEO
Yes, that’s correct.
Eric Miller — Heartland Advisors — Analyst
What causes that statement? Because my understanding is that there’s been a little more prevalent use of plating, in how you treat distal radius fractures, and that’s what sort of caused this sort of slowdown of Phase 3 at the end there. So, why are we going to see an acceleration on this 2b?
James Pusey — OrthoLogic Corp. — President, CEO
First off, if you look at the number of sites, in the Phase 3 study there were 27 sites in the United States alone, and in the Phase 2b, there are 60 sites in the United States and Canada.
Secondly, in the Phase 3, so I mean, that’s almost a doubling, Eric, of the number of sites.
Eric Miller — Heartland Advisors — Analyst
Okay.
James Pusey — OrthoLogic Corp. — President, CEO
Which means more patients are available for enrollment.
Eric Miller — Heartland Advisors — Analyst
Sure.
James Pusey — OrthoLogic Corp. — President, CEO
In terms of the actual clinical trial investigators, predominantly in the Phase 3 study, they were hand specialists. And that was because we were basically, as you know, moving ahead in a totally new direction for orthopedic surgeons. The removal of the cast earlier than they had ever done before. And in the Phase 2b study, we have expanded away from hand specialists to trauma orthopedic surgeons, and generalist orthopedic surgeons for two reasons.
The first is that they actually see more wrist fracture patients. People that break their wrists, these guys actually handle more of those patients than the hand specialists.
And secondly, from the point of view of spreading the word, actually getting the word about this compound and these studies out to a wider orthopedic audience, is very good from the point of view of an eventual launch. So that’s why we have moved ahead in that direction.
Eric Miller — Heartland Advisors — Analyst
Makes sense. Thanks a lot.
Operator
[OPERATOR INSTRUCTIONS] Our next question comes from Justin Cable with B. Riley & Company.
Justin Cable — B.Riley & Co. — Analyst
Good afternoon. I think most of my questions were answered. I guess the one question I might have, is just on the shelf filing, you guys filed with the SEC, any plans to execute on a shelf within the next 12 months, or maybe you can talk about when you might need to start looking at, you know, having to raise money. Because you guys obviously have a pretty cash-rich balance sheet, and should end next year with plenty of cash. But is there some kind of timeframe that you guys have in mind for accessing capital?
James Pusey — OrthoLogic Corp. — President, CEO
I think, I mean, Justin, it’s nice to hear your voice again. In answer sort of specifically to the timing question, we basically plan to be absolutely strategic on the timing of any financings, and as a team, and as a Board, we are very conscious of issues regarding dilution.
I think it’s — I mean, basically, overall, the shelf filing is active for three years, and what does, it is allows us flexibility on the timing of financing, because, as you know, the market changes, and we have to be able to move fast when it changes in the right direction for us.
And, of course, as you heard, there are other strategic initiatives, such as partnering, which we are in discussion at the moment with potential partners, and we will — if we have the shelf filing active, which we do, we will not to have rely on partner revenue as an impetus to enter deals. It gives us a much more strength when we’re sitting around the negotiating table.
Justin Cable — B.Riley & Co. — Analyst
Right. That was going to be my next question. Then, Sherry, the escrow receivable, did you say we should expect to see that collected this quarter?
Sherry Sturman — OrthoLogic Corp. — SVP, CFO
Right. We have indications from the other party, that they intend to release it to us in November.
Justin Cable — B.Riley & Co. — Analyst
Okay. Great. Thank you.

Sherry Sturman — OrthoLogic Corp. — SVP, CFO
Thanks.
Operator
Our next question is a follow-up question from Eric Miller with Heartland Advisors.
Eric Miller — Heartland Advisors — Analyst
Yes, James. Is is it fair to say that your partnering discussions today, are in more depth than what they may have been, say, six or nine months ago?
James Pusey — OrthoLogic Corp. — President, CEO
Yes that is accurate.
Eric Miller — Heartland Advisors — Analyst
Thanks.
Operator
[OPERATOR INSTRUCTIONS] It appears there are no further questions at this time. I would like to turn the conference back over to our speakers, for any additional or closing remarks.
James Pusey — OrthoLogic Corp. — President, CEO
I think there is another question. Okay. Sorry about that. It’s James here. I was looking at the screen. It looked like there was another question coming up. My apologies, and thank you very much everybody, for attending the call.